Exhibit 10.2

SYNCARDIA SYSTEMS, LLC

July 1, 2021

Sin Yew Teo (“Daniel”)
2364 South Ct

Palo Alto, CA 94301

Re:	EMPLOYMENT OFFER LETTER

Dear Daniel,

SynCardia Systems, LLC (“SynCardia” or the “Company”) is pleased to offer you, employment on the following terms:

Position. Your initial title will be Manager of SynCardia and subject to any necessary vote of the members of the Company, you will be elected to the board of managers of the Company (the “Board”). This letter agreement (this “Agreement”), and the term of your employment with the Company pursuant to the terms of this Agreement, will commence effective as of the date first set forth above. This will be a part-time position, and you will perform your duties to the Company to the best of your ability. You will also serve as Executive Director on the board of directors of Picard Medical, Inc. (“Picard” and such board, the “Picard Board”); provided that you will not receive additional compensation for the services to Picard.

Cash Compensation.

Base Salary. The Company will pay you a base salary at the rate of $180,000 per year (the “Base Salary”), payable in accordance with the Company’s normal payroll practices and be subject to the applicable tax withholdings and deductions.

Expenses. The Company will reimburse you for ordinary and reasonable business expenses incurred by you in the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

Employee Benefits. As an employee of the Company, and notwithstanding the part-time nature of your employment, you will be eligible to participate in Company-sponsored benefits provided and/or offered to full-time Company employees as they become available. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time, which for your position is currently 4 weeks per year, with a maximum accrual of 4 weeks.

Confidential Information; Arbitration; Defend Trade Secrets Act Notice. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”). Nothing in this Agreement or the Confidential Information Agreement prohibits you from reporting to any governmental authority or attorney information concerning suspected violations of law involving the disclosure of trade secrets, so long as you do so consistent with 18 U.S.C. Section 1833.

Daniel Teo

Severance.

(a) Termination without Cause or Resignation for Good Reason. If the Company terminates your employment without Cause (as defined below) and other than as a result of your death or Disability (as defined below), or you voluntarily resign from your employment for Good Reason (as defined below) and provided (x) such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) and (y) you sign, and allow to become effective not later than ten (10) days following the termination date (the “Termination Date”), the Company’s standard form of release of claims, comply with your continuing obligations to the Company, and resign from all positions you then hold with the Company and its affiliates, the Company will pay you continuing payments of your Base Salary, less applicable deductions and withholdings, as in effect on the Termination Date for the twelve (12) months following the Termination Date, payable in accordance with the Company’s standard payroll procedures. No amount will be paid until the tenth (10th) day following the Termination Date, at which time the Company will make a lump sum payment equal to the amounts that would otherwise have been paid through the Termination Date, with the balance paid thereafter on the Company’s normal payroll cycle. Severance payable under this Section (a) will be reduced dollar for dollar by any payments that you receive as an employee or consultant (or any other form of service provider) during such twelve (12)-month period (but, for the absence of doubt, amounts previously paid will not be subject to clawback). You agree to promptly provide the Company details of any compensation for services that you receive during such twelve (12)-month period and your failure to do so within thirty (30) days of receipt shall constitute a material breach of this Agreement following which no further payments under this Section (a) will be made.

(b) Termination for Cause or Voluntary Resignation without Good Reason; Death; Disability. If your employment with the Company terminates other than as provided in this “Severance” section, then you will not be entitled to receive Severance under this Agreement.

(c) Exclusive Remedy. In the event of a termination of your employment, the provisions of this “Severance” section are intended to be and are exclusive and are in lieu of and supersede any other rights or remedies to which you otherwise may be entitled, whether at law, tort or contract or in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Any severance benefits provided hereunder are intended to offset any obligations to provide severance or advanced notice of termination under applicable laws like the WARN Act.

(d) Section 409A. You, together with the Company, (the “Parties”) intend that all payments and benefits in this Agreement are exempt from Section 409A of Internal Revenue Code (the “Code”), and any ambiguities or ambiguous terms herein will be interpreted to be exempt. Every payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The severance benefits described herein are intended to be exempt from Section 409A pursuant to Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). Notwithstanding the foregoing, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service, then no severance pay or benefits payable to you, pursuant to this Agreement or otherwise, that are considered deferred compensation for purposes of Section 409A (together, the “Deferred Payments”) will be paid until the date that is six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. If you die prior to the six (6) month anniversary of the separation from service, then any payments delayed by this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

Daniel Teo

(e) Confidential Information; Cooperation. Your receipt of any payments or benefits under this “Severance” section will be subject to you continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Agreement. In addition, you agree that in consideration for the Company’s promises under this Agreement, that upon your termination, you will reasonably cooperate with the Company in effecting an orderly transition of your duties and in ensuring that the business of the Company is conducted in a professional, positive and competent manner through your separation. You agree that following your termination, you will, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. You further agree to reasonably cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation will include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to pay/reimburse you for any approved travel expenses incurred as a result of your cooperation with the Company.

(f) No Duty to Mitigate. You will not be required to mitigate the amount of any payment contemplated by this Agreement.

(g) Limitation on Payments. If any payments or benefits provided for in this Agreement or otherwise payable to you (x) constitute “parachute payments” within the meaning of Section 280G of the Code and (y) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then you agree to undertake the stockholder approval process under Section 280G(b)(5)(B). If a reduction in severance and other benefits constituting “parachute payments” is necessary under the shareholder approval process, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) cancellation of accelerated vesting of equity awards, which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other employee benefits paid or provided to you, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. With respect to each of (i), (ii) and (iii), in the case of any payments or benefits that constitute deferred compensation subject to Section 409A, the reduction will occur first as to amounts that are not deferred. If two or more equity awards are granted on the same date, each award will have their acceleration of vesting reduced on a pro-rata basis. In no event will you have any discretion with respect to the ordering of payment reductions.

(h)	Definitions.

(1) Cause. For purposes of this Agreement, “Cause” means: (i) your failure to perform assigned duties and responsibilities to the best of your ability and efforts as an employee (other than a failure resulting from your Disability) after receiving written notice thereof from the Company or the Board describing your failure to perform such duties or responsibilities and a 30 day opportunity to cure such failure (to the extent capable of cure); (ii) your engaging in any act of dishonesty, fraud or misrepresentation with respect to the Company that has or is reasonably likely to result in material harm to the Company or its stockholders; (iii) your violation of any federal or state law or regulation applicable to the business of the Company or its affiliates that has or is reasonably likely to result in material harm to the Company or its stockholders; (iv) your breach of any provision of your confidentiality agreement or invention assignment agreement (including, but not limited to, the Confidential Information Agreement) between you and the Company (or any affiliate of the Company) or of their statutory duties to the Company and its stockholders; (v) your being convicted of, or entering a plea of nolo contendere to, any felony; or (vi) your failure to comply with Company policies that you have been properly notified of and have failure to cure any non-compliance within a permitted cure period.

Daniel Teo

(2) Disability. For purposes of this Agreement, “Disability” means you (i) are is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than three (3) months, or (ii) are, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than three (3) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(3) Good Reason. For purposes of this Agreement, “Good Reason” means (i) a material reduction of your annual Base Salary; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual Base Salary that is pursuant to a salary reduction program affecting substantially all of the similarly situated employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; or (ii) a material breach by the Company of any material provision of your employment agreement with the Company; provided, however, that in each case above, in order for your resignation to be deemed to have been for Good Reason, you must first give the Board written notice of the action or omission giving rise to “Good Reason” within thirty (30) days after the first occurrence thereof; the Company must fail to reasonably cure such action or omission within thirty (30) days after receipt of such notice (the “Cure Period”), and your resignation from all positions you hold with the Company and its affiliates must be effective not later than thirty (30) days after the expiration of such Cure Period.

Employment Relationship.

At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or with or without notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and approved by a member of the Picard Board. Absent unusual circumstances, each party will use commercially reasonable efforts to provide at least 60 days’ notice of termination.

Conflict Representations and Warranties. You represent and warrant to the Company that (i) the execution, delivery and performance of this Agreement by you does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, (ii) you are not a party to or bound by any employment agreement, non-compete agreement, non-solicitation agreement, confidentiality agreement or similar agreement with any other person or entity that would adversely affect your performance of your duties hereunder, and (iii) you will not use any confidential information or trade secrets of any third party in connection with the performance of your duties hereunder.

Daniel Teo

Outside Activities. While you render services to the Company and/or Picard, you will not engage in any other employment, occupation, or consulting activity (whether full-time or part-time) that would create a conflict of interest with the Company or that is in any way competitive with the business or proposed business of the Company, nor will you assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company without the prior approval of the Picard Board. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company or Picard.

Compliance with Company Policies and Reporting Violations. You agree to read all Company and Picard policies, as applicable, including but not limited to Equal Employment Opportunity, Non- Harassment, Non-Discrimination and Non-Retaliation, Leaves of Absence including but not limited to Pregnancy Disability Leave and California Paid Family Leave, Overtime, Rest and Meal Periods, when such policies or any amendments to such policies become available, and, if you are aware of any violations of any policy or your Confidential Information Agreement, you agree to report any such violation(s) to Human Resources, or in the absence of such individual, the Company’s general or outside counsel, in writing within five days of becoming aware of such violation.

Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please let us know.

Tax Matters.

Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, Picard or the Picard Board (or their respective advisors) related to tax liabilities arising from your compensation.

Miscellaneous.

Successors. The terms of this Agreement and all rights of Company hereunder will inure to the benefit of, and be enforceable by, any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). The terms of this Agreement and all rights of you hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

Daniel Teo

Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Arizona (with the exception of its conflict of laws provisions).

Amendment; Waiver of Breach; Assignability. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). The waiver of a breach of any term or provision of this Agreement will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement. This Agreement is not assignable by you without prior written consent of the Company. This Agreement is assignable by the Company.

Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

Counterparts. This Agreement may be executed in any number of counterparts, either manually or electronically, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

Electronic Delivery. The Company may, in its sole discretion, decide to electronically sign and deliver any documents related to this Agreement or any notices required by applicable law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. The undersigned hereby consents to receive such documents and notices by such electronic delivery and agrees to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Daniel Teo

We hope that you will accept our offer to join the Company. If you wish to accept this offer, please sign and date this Agreement and return it to me. As required, by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

SYNCARDIA SYSTEMS, LLC

By:	/s/ Yuncai Fang
	Name:	Yuncai Fang (“Richard”)
	Title:	Manager

ACCEPTED AND AGREED:

Sin Yew Teo (“Daniel”)

(Signature)

/s/ Daniel Teo